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                                                                      Exhibit 99


September 28, 1999


Re:     Previously announced unsolicited preliminary expression of interest

Dear Shareholders:

As you are aware, on June 18, 1999, in connection with the postponement of a previously disclosed proposed secondary offering of common stock held by certain Merrill Lynch affiliated entities, we announced that we had received an unsolicited preliminary indication of interest from another company. At the time, we also announced that no offer had been received and that we had no basis for determining when or whether any offer would be made or, if made, whether it would be acceptable. On August 3, 1999, we subsequently announced, as part of an earnings release, that discussions with this other company had been terminated.

In response to your concerns, I would like to assure you that no offer was made by this other company. You can be sure that if we receive a bona fide offer from this or any other company for a business combination with us, senior management and the Board of Directors will carefully review and consider such offer, in light of the best interests of our shareholders. We are committed to building shareholder value and are continually looking for additional ways in which to do so.

We are currently working hard to execute our strategic plan which includes improving employee and customer retention, national account penetration, investing in sales and marketing training and incremental growth through acquisitions. We hope you agree this strategic plan offers us our best opportunity for the future and that you will continue to support us in our efforts.

Very truly yours,



John A. Edwardson
Chairman, President and
Chief Executive Officer